CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-111815 on Form N-1A of our reports dated January 28, 2008, relating to the financial statements and financial highlights of BlackRock Commodity Strategies Fund (the “Fund”) and of Master Commodity Strategies LLC (the “Master LLC”), appearing in the Annual Reports on Form N-CSR of the Fund and of the Master LLC for the year ended November 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 28, 2008